Contacts:         Gary L. Weller
                           Senior Vice President
                           and Chief Financial Officer
                           (706)650-4218


                           Greenfield Industries, Inc.
                  Announces Preliminary Fourth Quarter Results

         Augusta, Georgia -- January 16, 1997 -- Greenfield Industries, Inc. (NASDAQ: GFII) indicated today that it expects to report sales for the fourth quarter ending December 31, 1996 in the range of $124 million to $126 million and net income in the range of $5.2 million to $5.7 million or $.32 to $.34 per share fully diluted. The Company added that it anticipates results for the quarter will be reported in early February, 1997.

         Paul W. Jones, President and Chief Executive Officer of Greenfield, commented "While we expect to report sales which are approximately 20% over the fourth quarter of 1995 and 3-4% above the third quarter of 1996, preliminary indications suggest that we had a disappointing quarter. The expected results generally reflect lower than expected sales and plant performance. In particular, sales in our industrial, electronics and consumer products groups were short of our expectations while our energy and construction, engineered products and marine were better than originally expected. Sales in both our industrial and electronics groups continued to build momentum during the quarter, generally reflecting the improved customer service levels and improved confidence within the marketplace. Our consumer products, on the other hand, were significantly short of our expectations reflecting weaker orders and production difficulties at the South Deerfield,
         Massachusetts facility which was acquired as a result of our 1996 acquisition of Rule Industries, Inc."

         "In terms of operations, our facilities continued to show improvement from the third quarter of 1996. In particular, several of our industrial facilities which were significantly affected by rationalization programs during the year as well as start-up issues at our Solon, Ohio facility, continue to show improvement. Our South Deerfield, Massachusetts facility, which was making progress throughout the year from the January 1996 acquisition date, experienced poor performance in both costs and deliveries in the fourth quarter. It is expected that improvements in this plant will generally be required throughout 1997."

         On a more positive note, Jones added, "Sales and operations within our remaining three business groups continue to show increases year to year, primarily driven by the strength in the oilfield equipment market. In addition however, several new programs were implemented during the fourth quarter of 1996 within the industrial and electronics products groups, both designed to increase sales and market share and capitalize on the Company's brand names, manufacturing capabilities and technology."

         Over the longer-term horizon, Jones indicated that the Company believes it is well positioned to capitalize on long-term trends in its participating industries. "In particular, our strategic emphasis on brands, technology and customer service, complemented by selected acquisitions, new product development, expansion into international markets and increased emphasis on efficient manufacturing operations, should provide us with the basis for achieving long-term growth in sales and earnings."

         Certain statements included herein are forward-looking statements. Actual results could differ materially from those anticipated as a result of various factors, including cyclical or other downturns in demand, significant pricing competition, the ability to achieve cost reductions through consolidation and restructuring of acquired companies, manufacturing inefficiencies and possible future acquisitions that may not be complementary or additive.

         Greenfield  Industries,   Inc.  is  a  leading  worldwide  manufacturer
         of expendable cutting tools and related products used in a variety of industrial, electronics, energy and construction, engineered products, consumer and marine markets.



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